
    As filed with the Securities and Exchange Commission on July 2,  1998


                                                                                      Registration Number 333-46277

-------------------------------------------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
-------------------------------------------------------------------------------------------------------------------

                          Pre-Effective Amendment No 2
                                       To

                                    Form S-3
             Registration Statement Under the Securities Act of 1933
                                   CCAIR, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                                             56-1428192
(State or other jurisdiction or incorporation or organization)                  (I.R.S. Employer Identification
Number)


                                 P. O. Box 19929
                      Charlotte, North Carolina 28219-0929
                    (Address of principal executive offices)


                           Kenneth W. Gann, President
                                   CCAIR, Inc.
                                 P. O. Box 19929
                      Charlotte, North Carolina 28219-0929
                                 (704) 359-8990
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:

                            W. Scott Cooper, Esquire
                           Rayburn, Moon & Smith, P.A.
                         227 W. Trade Street, Suite 1200
                               Charlotte, NC 28202

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee

      Title of Each                              Proposed Maximum         Proposed Maximum
Class of Securities               Amount to        Offering Price            Aggregate              Amount of
  To be Registered             Be Registered          Per Share        Offering Price         Registration Fee

Common Stock (par value
$.01 per shares)               545,000 shares         $3.1875(1)             $1,737,187.50           $ 512.47

---------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Company's Common Stock as of February 11, 1998, as reported on the Nasdaq SmallCap Market.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                   SUBJECT TO COMPLETION DATED July 2,  1998




                                   PROSPECTUS

                                   CCAIR, INC.
                         545,000 Shares of Common Stock

This Prospectus relates to an aggregate of 545,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of CCAIR, Inc., a Delaware corporation (the "Company"), being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


The Company has registered the Shares under the Securities Act of 1933, as amended (the "Securities Act"), for sale by the Selling Shareholders. The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq SmallCap Market (or any exchange on which the Shares may then be listed), in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sale of the Shares from time to time. The Company will pay all expenses, estimated to be approximately $31,000, in connection with this offering, other than underwriting and brokerage commissions, discounts, fees and counsel fees and expenses incurred by the Selling Shareholders.

The Company's Common Stock is listed on the Nasdaq SmallCap Market under the symbol ("CCAR"). On June 29, 1998, the last reported sale price for the Common stock was $4.19 per share.


           SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF
                  CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
               PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is July 2, 1998.

                              AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Northeast Regional Office, 7 Word Trade Center, Suite 1300, New York, NY 10048 and at the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of each document may also be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Copies of the Registration Statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Copies of each document may also be obtained through the Commission's internet address at http://www.sec.gov. The summaries contained in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:

         (i) The Company's Definitive Proxy Statement on Schedule 14A, as filed with the Commission on May 22, 1998 (File No. 0-17846);

         (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed with the Commission on May 15, 1998 (File No. 0-17846);

         (iii) The Company's Transition Report on Form 10-K for the six-month period ended December 31, 1997, as filed with the Commission on May 11, 1998 (File No. 0-17846);

         (iv) The Company's Current Report on Form 8-K, dated February 9, 1998, as filed with the Commission on February 10, 1998 (File No. 0-17846); and

         (v) The Company's Registration Statement on Form 8-A dated June 26, 1989, as filed with the Commission on June 27, 1989 (File No. 0-17846).

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Any information contained herein or in a document incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that information contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or replaces such information. Any such information so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be addressed to the Secretary, CCAIR, Inc., P. O. Box 19929, Charlotte, North Carolina 28219-0929.


                                   THE COMPANY


CCAIR, Inc. (the "Company") is a Charlotte, North Carolina based regional air carrier providing regularly scheduled passenger service to 26 cities in Georgia, Kentucky, Ohio, North Carolina, South Carolina, Virginia, and West Virginia, as well as Washington, D.C., primarily from a hub at the Charlotte/Douglas International Airport. The Company currently operates a fleet of 26 turboprop passenger aircraft with approximately 1,380 weekly scheduled departures over a route system covering approximately 288,000 miles. The Company was incorporated under Delaware law in July 1984 under the name Sunbird Airlines 1984, Inc., for the purpose of purchasing substantially all of the assets of Sunbird Airlines, Inc. The Company changed its name to CCAIR, Inc., in January 1986. The mailing address and telephone number of the Company are:

                  CCAIR, Inc.
                  P. O. Box 19929
                  Charlotte, NC  28219-0929
                  (704) 359-8990

The Company's business has principally involved providing service for business travelers from small- and medium-sized communities in its market area to connecting flights of major carriers, principally US Airways, Inc. ("US Airways"), at a hub operation of US Airways at the Charlotte/Douglas International Airport. In addition, the Company operates a small number of flights into Raleigh, North Carolina. In order to market the Company's services, the Company has an agreement with US Airways that permits the Company to operate under the name "US Airways Express" and to charge their joint passengers on a combined basis with US Airways. (See discussion under "Risk Factors Relationship With US Airways" below). The Company believes that its use of US Airways' "US" flight designator code continues to be the most significant factor contributing to its ability to compete for passengers and to its historical growth.

The Company has changed its fiscal year-end from the twelve month period ended June 30 to the twelve months ended December 31. The financial statements incorporated by reference into this Prospectus from the Transition Report on Form 10-K (See page 2) cover the period from July 1, 1997 through December 31, 1997 (the "Transition Period").

                                  RISK FACTORS



The shares offered hereby involve a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any shares. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on numerous assumptions, including, but not limited to, the assumptions that the US Airways Agreement (as defined below) will be extended, the introduction of new aircraft to the fleet will yield improved operating results and a reduction in costs per available seat mile, and the Company will obtain markets under an extended Agreement that will provide opportunities for profitable operations.

The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements, including, but not limited to, the risk of increases in the cost of fuel or the lack of availability of fuel, the Company's inability to improve performance with new aircraft, downturn in general economic conditions and in the operating condition of US Airways in particular and the unavailability of pilots and other personnel necessary for current or expanded operations.

Relationship with US Airways. Substantially all of the Company's passenger revenue is generated by passengers who are connecting with US Airways flights and is determined under an Agreement for the sharing of joint passenger fares and division of revenue with US Airways (the "Agreement"). The Agreement expires on October 31, 1998. The Agreement provides that it may be terminated upon 180 days prior written notice for any reason by either US Airways or the Company or upon ten (10) days prior written notice by US Airways under certain conditions, including if: (i) the Company fails to maintain at least a minimum required operating schedule; (ii) during any one month the Company's flight completion percentage is less than 96% due to cancellations attributable to maintenance or operational deficiencies within the Company's control; (iii) the Company fails to comply with the trademark licensing provisions of the Agreement; (iv) the initiation of a bankruptcy or similar proceeding for the Company or its assets; or (v) there is a change of control or ownership of 51% or more of the Company's Common Stock without the consent of US Airways.

The Agreement provides that US Airways will set joint fares and the method of proration of joint fares between US Airways and the Company. The Agreement also provides that US Airways can establish the charges for handling passengers and reservations for passengers carried by the Company. The Company consults with US Airways in regard to changes in fares, proration and charges, but US Airways does not need the consent of the Company to implement those fares, prorations or charges. While US Airways requires the connecting passengers provided by the Company for its operations, the Company's only method to object to those fares, prorations or charges is to seek to cancel the Agreement. Cancellation of the Agreement would require the Company to seek a new service agreement with another major carrier, because its operations are not viable as a stand-alone carrier.


The Agreement does not prevent US Airways from serving markets that the Company currently serves. If US Airways chose to serve a substantial number of routes presently served by the Company or chose to replace Company flights with its own flights or flights of its wholly owned regional carriers, there would be a material adverse effect on the Company's business and the Company may have to terminate its passenger operations as these presently exist. Although there is no assurance that US Airways will not take any such actions or that the Agreement will not be terminated or amended prior to the expiration date, the Company believes that the Agreement is beneficial to both the Company and US Airways and that there are significant incentives for the continuation of the Agreement.


The Company and US Airways have begun negotiations for an extension of the Agreement. The principal focus of these negotiations has been the locations that the Company would service under the extended Agreement and the aircraft that the Company would use to provide the service. As described below, the Company has substantially completed a change of the composition of its fleet of aircraft. During the last nine-month period, the Company has consistently exceeded US Airways' performance goals. Thus, the Company believes that its relationship with US Airways is good and that the Agreement will be extended for a minimum of five (5) years. However, the extension of the Agreement is within the discretion of US Airways. The Company can offer no assurances that an extension of the Agreement will ultimately be obtained.

Because of the Company's relationship with US Airways, the Company's business also could be adversely affected by events that adversely affect US Airways or by changes in business strategies of US Airways. For example, if US Airways were adversely affected by work stoppages or other labor difficulties, the Company's connecting passenger traffic from US Airways would be reduced and the Company's ability to provide service to passengers desiring US Airways connecting flights likewise would be adversely affected. If US Airways were to decide to curtail growth at its Charlotte hub or reduce its operations in Charlotte, the Company's operations and prospects for continued growth would be adversely affected. The Company is not aware of any such developments.

Nature of the Airline Industry. The commercial airline industry in the United States has undergone major structural changes since it was deregulated by Congress in the latter part of 1978. In the ensuing period, there has been substantial consolidation and integration of both major and regional carriers, including the acquisition or association of most regional carriers by or with major carriers. Such consolidation and integration, together with automated computer reservation systems, "hub and spoke" route systems and marketing programs such as frequent flyer programs have substantially influenced competitive conditions. The Company believes that it has properly positioned itself to benefit from these structural realities. However, any event which causes a material change in the Company's ability to benefit from these factors, such as termination or modification of its relationship with US Airways could cause these forces to work against the Company and have a material adverse effect on its results.

High Operating and Financial Leverage. As is characteristic of the airline industry, the Company is subject to a high degree of financial and operating leverage. Due to high fixed costs, the expenses of each flight do not vary proportionately with the number of passengers carried, but the revenues generated from a particular flight are directly related to the number of passengers carried. Accordingly, while a decrease in the number of passengers carried would cause a corresponding decrease in revenue if not offset by higher fares, it may result in a disproportionately greater decrease in profits.

The airline industry is also sensitive to cyclical downturns in the general economy. Because a substantial portion of airline travel, both personal and to lesser extent business, is discretionary, the industry has historically tended to experience weaker financial results during economic downturns. The operating and financial results of the Company may be negatively impacted by any downturn in national or regional economic conditions.

Aircraft Fuel Costs. The cost of fuel is a major component of operating expense for all airlines. In the last two fiscal years, the Company experienced significant increases in fuel expense as the price of fuel rose from 67.1(cents) per gallon to 93.8(cents) per gallon. While the price per gallon has dropped to approximately 63(cents) per gallon in April 1998, there can be no assurance that increases in fuel costs will not be substantial, or that supplies will remain plentiful. Substantial increases in the cost of fuel, or a reduction in fuel supplies, can have an adverse effect on the Company's income and growth prospects if increases are not passed on to its passengers through higher fares, or adequate fuel cannot be acquired to support operations.

Pilot Turnover. In addition, in certain areas of the country, pilot turnover has become a significant issue among regional carriers as major carriers have satisfied their expanding demand for experienced commercial pilots by hiring increasing numbers of regional pilots. To date, pilot turnover has not been a major problem for the Company since there has been a ready supply of candidates in the Company's operating area and the Company has been able to hire and train sufficient numbers of new pilots to maintain its operations. However, no assurance can be given that pilot turnover will not become a major problem in the future, particularly as major carriers expand and require significant additional pilots. Similarly, there can be no assurance that sufficient numbers of new pilots will be available to support any future growth even if pilot turnover does not become a major problem for the Company.

Maintenance Personnel Turnover. Aircraft maintenance personnel turnover is becoming an important matter in the regional and major carrier airlines. As the commercial aviation industry grows, with resulting expansion of aircraft fleets, the demand for qualified and experienced maintenance personnel will also increase. To date, the Company has been able to retain sufficient numbers of aircraft mechanics. However, no assurance can be given that turnover and recruitment will not become a major difficulty in the future, especially if the industry continues to experience prosperity and growth.

New Aircraft Types; Change in Fleet Plan. On July 1, 1997, the start of the Transition Period, the Company's passenger aircraft fleet consisted of nine (9) Shorts 360 aircraft, fourteen (14) Jetstream 31 aircraft and four (4) de Havilland Dash 8 aircraft. In anticipation of an extension of the Agreement with US Airways and as a means to reduce operating expense, the Company restructured its fleet. The Shorts 360 aircraft were not compatible with the anticipated service requirements under an extended Agreement and maintenance expense for these aircraft had dramatically increased due to age and the availability of parts. The Jetstream 31 aircraft had limitations that were causing the profitability of those aircraft to be restricted. The Company has an agreement with the lessor for the Shorts 360 aircraft whereby the Company returned the aircraft to the lessor in exchange for a promissory note in the amount of $9,725,000. The Company has also entered into an agreement with the lessor for the Jetstream 31 aircraft whereby the Company has exchanged its fleet of 14 Jetstream 31 aircraft for 20 newer and more powerful Jetstream Super 31 aircraft. The Company believes that these acquisitions will reduce operating expense and improve performance measures, such as on-time departures and arrivals, denied boardings and cancellations; however, there can be no assurance that improved operating results will materialize or that the Agreement will be extended as a result by US Airways.


Financial Effects of Change in Fleet Plan. The change in fleet plan described above resulted in a charge to earnings of $11,397,000 relating to the settlement of obligations for the returned aircraft and to a reduction in value of all assets and leasehold improvements related to the returned aircraft. In addition, the Company adopted a change in accounting principle with respect to overhauls for engines, propellers, and landing gear. The Company implemented this change so that the method of accounting would more closely emulate the requirements and expenses of overhauls for those components under its new lease agreements. Implementation of this change necessitated the write-off of previously capitalized items in an amount of $12,982,000. As a result, the Company reports a working capital deficit of approximately $16,733,628 as of March 31, 1998, meaning that the Company does not have sufficient current assets to retire its current liabilities. The Company plans to reduce this deficit by increasing its current assets and reducing current liabilities and by converting current liabilities into long-term liabilities. The restructuring of the aircraft fleet is expected to reduce operating costs and provide cash flow to reduce current liabilities. However, the Company's ability to achieve increases in cash flow is dependent upon many factors outside of its control, such as fare discounting that would adversely impact revenues, and increases in fuel costs that would increase expenses. The Company intends to replace the $9,725,000 short-term note referred to above with a long-term obligation. The Company's ability to change the nature of its obligation will depend upon the net proceeds achieved from sales by the lessor of the Company's common stock and the payment by the Company of any deficiencies in the net proceeds achieved. The Company can offer no assurances that cash flow increases or the conversion of short-term to long-term liabilities will result in a significant reduction of its working capital deficit.



Liquidity. The Company's ability to meet its liquidity requirements is dependent upon its ability to obtain sufficient cash flow from operations. At March 31, 1998, the Company had cash and cash equivalents of $20,956. In addition to the normal operating expenses incurred in scheduled airline operations, the Company anticipates incurring expenditures related to the return of the Jetstream aircraft. The return conditions entail performing certain engine overhauls and other major component overhaul and repair per the original leases. These expenditures are currently estimated to be approximately $700,000 in the aggregate.


The key element to the operating results of the Company is the level of the yield per revenue per passenger mile. While the yield for March and April, 1998 has met Company projections, the future yield could be affected by fare discounting beyond the control of the Company. If operating cash flows and the Company's $4,000,000 line of credit with an affiliate of British Aerospace are insufficient to meet obligations, the Company may issue shares of Common Stock, secure short-term loans from officers and directors or extend terms with trade creditors. To the extent that the Company uses equity financing, shareholders' interest in the Company will be diluted.

Competition. The principal competition for the Company is the air service provided by major and other regional air carriers operating from hub airports in Atlanta, Cincinnati, and Raleigh/Durham. From these hub airports, Delta Air Lines ("Delta"), Midway Airlines ("Midway") and their affiliates offer service to some destinations also served by US Airways through its hub operations at the Charlotte/Douglas International Airport. The Company competes with Delta and Midway and with regional air carriers that have joint marketing agreements with them for passengers traveling to destinations served through hub airports. The principal customers for these services are business travelers and competition is based upon scheduling and flight connections, reliability and, to a lesser extent, pricing. The Company constantly reviews its scheduling and the frequency of its flights to reduce the layover time experienced in connecting with a US Airways flight, in order to minimize the length of the combined trip and to compete with similar service offered by Delta or Midway.

Reliance on Key Employee. The Company's operations are dependent upon the services of its President, Mr. Kenneth W. Gann. The loss of Mr. Gann's services could have a material adverse effect on the Company. The Company maintains a $600,000 key-man life insurance policy on Mr. Gann, the proceeds of which are payable to the Company. Mr. Gann serves the Company under a three-year renewable employment agreement.


Dilution. The consummation of the offering made hereby will not result in substantial dilution of existing shareholders of the Company. However, the Company is not able to predict the effect, if any, this offering will have on the market price for the Company's Common Stock.


Issuance of Additional Shares. The Company will continue to use shares of its common stock to satisfy obligations and to provide cash flow. The Company has issued rights to acquire shares of common stock as additional consideration for loans, for services rendered to the Company and in connection with certain lease arrangements. While the Company has issued those rights with exercise prices equivalent to the market value of the shares on the date of issue, the rights will generally be exercised only if the exercise price is less than the current market price. In addition, the Company intends to use its shares of common stock to satisfy obligations to the lessor of the Shorts aircraft returned by the Company. Under agreement with that lessor, the lessor will sell shares in open market transactions and credit the net proceeds of such sales to the obligations owed by the Company. These transactions will increase the number of shares of the Company's common stock that are held for sale and may adversely affect the market price and the liquidity of the Company's common stock.



No Dividends. The Company has not paid any dividends on its Common Stock and does not intend to pay dividends in the foreseeable future.

Listing; "Penny Stock" Rules. Although the Common Stock is listed on the Nasdaq SmallCap Market, there can be no assurance that such listing will be maintained. The Company currently does not meet certain of the Nasdaq listing maintenance requirements and the Company has requested a temporary exception to these requirements. There can be no assurance that Nasdaq will grant the exception. If no exception is granted, the Common Stock would be subject to the rules promulgated under the Securities Exchange Act of 1934 relating to "penny stocks" which apply to non-Nasdaq Companies whose stock trades at less than $5 per share or whose tangible net worth is less than $2,000,000. These rules require brokers who sell securities subject to such rules to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning the risks of trading in the security. These rules may restrict the ability of brokers to sell the Company's Common Stock and may affect the ability of purchasers in this offering to sell such Common Stock in the secondary market.


                                 USE OF PROCEEDS
The Company will not receive any of the proceeds from the sale of the Shares being offered by the Selling Shareholders hereunder. Expenses expected to be incurred by the Company in connection with this offering are estimated at approximately $31,000.


                              SELLING SHAREHOLDERS

The Shares covered by this Prospectus were acquired from the Company in a private offering pursuant to a Common Stock Purchase Agreement (the "Purchase Agreement") for an aggregate purchase price of $1,498,750 ($2.75 per share). The offer and sale by the Company of the Common Stock to the Selling Shareholders pursuant to the Purchase Agreement was made pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Purchase Agreement contains representations and warranties as to each Selling Shareholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. In addition, the Company agreed to reimburse certain legal expenses incurred by the Selling Shareholders in connection with the sale of the Shares by the Company pursuant to the Purchase Agreement in the amount of $9,500.

Pursuant to the Purchase Agreement, each Selling Shareholder has represented that he, she or it acquired the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, the resale distribution thereof, in whole or in part, within the meaning of the Securities Act. The Company agreed, in the Purchase Agreement, to prepare and file a registration statement no later than 10 business days after the effective date of the Purchase Agreement and to bear all expenses in connection with the offering, other than selling commissions, underwriting fees and stock transfer taxes applicable to the Shares and all fees and disbursements of counsel for any Selling Shareholder. Accordingly, in order to permit the Selling Shareholders to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described herein and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for a period of five (5) years or until all Shares offered hereby have been sold pursuant thereto.


Prior to the acquisition of the Shares, only two of the Selling Shareholders had a material relationship with the Company. Par Investment Partners, L.P., through open market purchases, acquired 460,000 shares of Common Stock of the Company, representing approximately 5.9% of the then outstanding shares of Common Stock, prior to the acquisition of the Shares. Jonathan G. Ornstein is a limited partner in Barlow Partners, L.P., a Texas limited partnership, that owned approximately 6.6% of the outstanding shares of Common Stock of the Company prior to the issuance of the Shares. Barlow Partners, L.P., has served as a financial advisor and consultant to the Company in connection with the replacement of the Shorts 360 aircraft. Upon consummation of the return of the Shorts 360 aircraft, Barlow Partners, L.P., was issued warrants to acquire 150,000 shares of Common Stock. Mr. Ornstein made a short-term loan in the amount of $350,000 to the Company in November 1997, and received warrants to purchase 8,750 shares of Common Stock. Mr. Ornstein has also made short-term loans in the amount of $350,000 in the months of March, April and May and has received warrants to purchase an additional 26,250 shares of Common Stock.


The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned beneficially by the Selling Shareholders as of July 2, 1998 and the number of shares which may be offered by each of them pursuant to this Prospectus. This information is based upon information provided by the Selling Shareholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares by the Selling Shareholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time.


                                                                      Number of
                                   Shares Beneficially Owned             Shares        Shares Beneficially Owned
         Name of                          Prior to  Offering        Offered Hereby          After The Offering(1)
                                          --------  --------        --------------          ---------------------
 Selling Shareholder                  Shares      Percentage(2)                           Shares     Percentage(2)
 -------------------                  ------      -------------                           ------     -------------

Robert Priddy                          187,014           2.2%           100,000              87,014           1.0%

Bonderman Family
   Limited Partnership                 200,000           2.4%           200,000                   0            --

Hakatak Enterprises, Inc.
   Nominee(3)                          223,750           2.7%           100,000             123,750           1.5%

Par Investment Partners, L.P.          685,000           8.1%           100,000             585,000           7.0%

Jonathan G. Ornstein(4)                459,700           5.5%            45,000             414,700           4.9%
                                    ----------          ----            --------         ----------         -----

         Total                      1,755,464           20.9%           545,000           1,210,464         14.4%
                                    =========           =====            =======          ==========         =====
---------------

(1) Assumes all Shares registered hereby are sold. Since the Selling Shareholders may sell all, some or none of their Shares, no actual estimate can be made of the aggregate number of Shares that each Selling Shareholder will own upon completion of the offering to which this Prospectus relates.



(2) The total number of shares of common stock outstanding on July 2, 1998 was 8,415,695.



(3)  Hakatak Enterprises, Inc., Nominee is the nominee name for shares held by
     (a) HP Partners, L.P., a California limited partnership, the general partner of which is Hakatak Enterprises, Inc., and (b) Tamir Hacker and Terri Hacker. The shares shown are beneficially owned by Tamir Hacker and Terri Hacker.

(4) Included are 370,200 shares owned of record by Barlow Partners, L.P., a Texas limited partnership, that Mr. Ornstein may be deemed to own beneficially on the basis of certain provisions in the partnership agreement for Barlow Partners, L.P.


                              PLAN OF DISTRIBUTION


The Selling Shareholders have advised the Company that they may from time to time sell all or part of the Shares in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq SmallCap Market (or any exchange on which the Shares may then be listed), in negotiated transactions, through the writing of options on the Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of such sales or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling

Shareholders may also pledge the Shares as collateral for margin accounts or loans and the Shares could be resold pursuant to the terms of such accounts or loans. In connection with such sales, the Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sale of the Shares from time to time. In addition to sales under the Registration Statement, Shares may be sold by the Selling Shareholders through an applicable exemption from registration, including, without limitation, pursuant to Rule 144 under the Securities Act.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Shareholders and other persons participating in the distribution of the Shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with the sale of the Shares. Under Rule 101 of Regulation M, the Selling Shareholders and other persons participating in the distribution may not engage in market activities with respect to the Common Stock for the applicable period thereunder prior to the commencement of the distribution. In addition, Rule 102 of Regulation M will prohibit Selling Shareholders and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase shares of Common Stock until the Selling Shareholders' participation in the distribution is completed.


                                  LEGAL MATTERS


The validity of the issuance of the Shares offered hereby has been passed upon for the Company by Rayburn, Moon & Smith, P.A., Charlotte, North Carolina.


                                     EXPERTS


The financial statements incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants and are incorporated herein by reference, in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                                                                  PAGE

Available Information .....................................................................................       2

Incorporation of Certain Information by Reference .........................................................       2

The Company ................................................................................................      3

Risk Factors ...............................................................................................      4

Use of Proceeds ............................................................................................      8

Selling Shareholders .......................................................................................      8

Plan of Distribution ......................................................................................      10

Legal Matters ..............................................................................................     11

Experts ....................................................................................................     11


                                 545,000 SHARES

                                   CCAIR, INC.

                                  COMMON STOCK

                 ----------------------------------------------
                                   PROSPECTUS
                 ----------------------------------------------


                                  July 2, 1998

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with this offering are as follows:

                                                                                              AMOUNT
                                                                                              ------

         Registration Fee .......................................................          $   512.47
         Nasdaq Listing Fee .....................................................            5,450.00
         Legal fees and expenses ................................................           17,000.00
         Accounting fees and expenses ...........................................            2,800.00
         Miscellaneous ..........................................................            5,000.00
                                                                                             --------

                  Total .........................................................          $30,762.47



ITEM 15..INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under provisions of Delaware law and the Company's Bylaws, directors, officers and controlling persons of the Company may be entitled to indemnification by the Company against liabilities arising out of any suit or proceeding, whether civil, criminal, administrative or investigative, including a suit or proceeding under the Securities Act of 1933, to which they were a party by reason of serving as a director, officer, employee or agent of the Company. Such provisions require the Company to indemnify any such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding upon a determination, by a majority vote of a quorum of the Board of Directors consisting of directors who were not parties to such action, suit or proceeding, or by independent legal counsel in a written opinion, or by the stockholders of the Company, that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Absent such determination, the Company may, by a vote of the disinterested directors or the stockholders and to the extent permitted by applicable law, indemnify any such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding.


ITEM 16.      EXHIBITS

The following exhibits are included as a part of this Registration Statement:

EXHIBIT
NUMBER                     DESCRIPTION

4.1                        Form of Common Stock Purchase Agreement*

5.1                        Opinion of Rayburn, Moon & Smith, P.A.*


23.1                       Consent of Arthur Andersen LLP


23.2                       Consent of Rayburn, Moon & Smith, P.A. (contained in
                           Exhibit 5.1)*

24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

---------------

*Previously filed.

ITEM 17.      UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.
                                      II-2

(3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Pre-Effective Amendment No. 2 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, as of July 2, 1998.


CCAIR, Inc.

By:               /s/
         --------------------
         Kenneth W. Gann
         President

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth W. Gann and Eric W. Montgomery true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of July 2, 1998.


        /s/
-----------------------------------------------------
Kenneth W. Gann, Chief Executive Officer,
President and Director  (Principal Executive Officer)

        /s/
-----------------------------------------------------
Eric W. Montgomery, Vice President,
Secretary, Treasurer and Controller and Director
(Principal Financial Officer)

        /s/
-----------------------------------------------------
George Murnane, III, Director

        /s/
-----------------------------------------------------
Dean E. Painter, Jr., Director

        /s/
-----------------------------------------------------
Gordon Linkon, Director

        /s/
-----------------------------------------------------
K. Ray Allen, Director

                                  EXHIBIT INDEX

EXHIBIT

4.1                        Form of Common Stock Purchase Agreement*

5.1                        Opinion of  Rayburn, Moon & Smith, P.A.*

23.1                       Consent of Arthur Andersen LLP

---------------

*Previously filed.